Exhibit (a)(1)(iii)

        RELIANT ENERGY, INC.

OFFER OF PREMIUM UPON EXCHANGE OF ANY AND ALL
OF ITS OUTSTANDING 5.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010
(CUSIP Nos. 75952B AC 9 and 75952B AD 7)

          THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 20, 2006, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE"). YOU MAY WITHDRAW NOTES TENDERED IN THE OFFER AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Registered Holders and Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We are enclosing the materials listed below relating to the offer by Reliant Energy, Inc., a Delaware corporation (the "Company"), to pay a cash premium of $150.00, which includes accrued and unpaid interest up to, but not including, the exchange date, for each $1,000 principal amount of its 5.00% Convertible Senior Subordinated Notes due 2010 (the "Notes") that is tendered in exchange for the Company's common stock, par value $.001 per share, upon the terms and subject to the conditions set forth in the Offering Circular, dated November 22, 2006 (the "Offering Circular"), and the related Letter of Transmittal (the "Letter of Transmittal") (which, together with the Offering Circular, constitutes the "Offer").

        Enclosed herewith are copies of the following documents:

  1.
  Offering Circular;

  2.
  Letter of Transmittal;

  3.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  4.
  A letter that may be sent to your clients for whose account you hold Notes in your name or in the name of your nominee, along with Instructions To Book Entry Transfer Participants for your clients to return to you.

        We urge you to contact your clients promptly.    Please note that the Offer will expire on the Expiration Date unless extended.

        The Offer is not conditioned upon any minimum number of Notes being tendered.

        The Company will not pay any fee or commission to any broker or dealer or to any other persons for the solicitation of tenders of Notes pursuant to the Offer.

        Additional copies of the enclosed materials may be obtained from the Information Agent, Global Bondholder Services Corporation, at (212) 430-3774 (Banks and Brokers) or (866) 804-2200 (Call Toll-Free).

Very truly yours,

RELIANT ENERGY, INC.